                                                                      EXHIBIT 11

                         ITT EDUCATIONAL SERVICES, INC.
               COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                 2002             2001             2000
                                             ------------     ------------     ------------

Net income                                   $     43,854     $     33,714     $     24,709
                                             ============     ============     ============

Shares:
Weighted average number of shares
      of common stock outstanding (a)
                                                   45,736           47,208           48,036

Shares assumed issued
     (less shares assumed purchased
     for treasury) on stock options (a)
                                                    1,057            1,008              334
                                             ------------     ------------     ------------

Outstanding shares for diluted
     earnings per share calculation (a)
                                                   46,793           48,216           48,370
                                             ============     ============     ============

Earnings per common share (a):
     Basic                                   $       0.96     $       0.71     $       0.51
     Diluted                                 $       0.94     $       0.70     $       0.51


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(a)  Earnings per common share and the number of shares in all prior periods have been restated to reflect the two-for-one stock split declared on May 10, 2002 that became effective June 6, 2002.